As filed with the Securities and Exchange Commission on April 26, 2000

                      Registration Statement No. 333-93583

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its Charter)

             Florida                               ____                                     52-2137517
(State or other jurisdiction of                (Primary Standard                (I.R.S. Employer Identification
 incorporation or organization)           Industrial Classification)                    No.) (Code Number)

                                  2 Field Court
                              Wrightstown, NJ 08562
                                  609-723-3200
                             (Address and telephone
                               number of principal
                               executive offices)

                               Mr. Stephen Beloyan
                     Technology Systems International, Inc.
                                  2 Field Court
                              Wrightstown, NJ 08562
                                  609-723-3200
            (Name, address and telephone number of agent for service)

                                 With a copy to:

                            Charles B. Pearlman, Esq.
                              Brian Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].


                         CALCULATION OF REGISTRATION FEE

                                                Proposed                      Proposed
                                                Maximum                       Maximum
Title of             Amount                     Offering                      Aggregate Amount
Shares to be         to be                      Price Per                     of Offering             Registration
Registered           Registered                 Share (1)                     Price (1)               Fee(2)
----------           ----------                 ---------                     ---------               ------

common stock,
$.001 par value
per share             900,000                    $4.125                        $3,712,500               $980.10



(1) Assumes the shares of common stock are issued upon exercise of outstanding warrants. The shares of common stock are underlying warrants that Technology Systems International, Inc. has issued.



(2) Based on the market price of the common stock pursuant to Rule 457(c). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD BY THE HOLDERS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



SUBJECT TO COMPLETION DATED APRIL 26, 2000



PROSPECTUS

                     TECHNOLOGY SYSTEMS INTERNATIONAL, INC.

                         900,000 SHARES OF COMMON STOCK

THIS INVESTMENT HAS A HIGH DEGREE OF RISK. You should carefully consider the risk factors beginning on page 4 before purchasing any of the shares of Technology Systems International common stock offered by this prospectus.


The selling security holders identified on pages 19 to 20 of this prospectus are offering 900,000 shares of our common stock. The shares are underlying warrants previously purchased by the selling security holders from us in a private placement which were exempt from the registration requirements of the Securities Act of 1933. The shares are issuable upon exercise of these warrants at $1.00 per share through January 31, 2002. We will not receive any portion of the proceeds from the sale of these shares. We have received the proceeds from the sale of the warrants included in the original offering by us in January 1999. If exercised, we will receive proceeds from the sale of the shares of common stock issuable to our warrant holders upon their exercise of our warrants. This offering is not being underwritten. The selling security holders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.


Our common stock is currently trading on the Pink Sheets under the symbol
"TSYN."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.




                      The date of this prospectus is , 2000


                                TABLE OF CONTENTS

                                                                                                             Page No.
Prospectus Summary..................................................................................             3

Summary Financial Data..............................................................................             4

Risk Factors........................................................................................             5

Use of Proceeds.....................................................................................             7

Capitalization......................................................................................             8

Management's Discussion and Analysis of
   Financial Condition and Plan of Operations.......................................................             9

Business............................................................................................            10

Management..........................................................................................            14

Indemnification of Officers and Directors...........................................................            15

Certain Relationships and Related Transactions......................................................            15

Principal Shareholders..............................................................................            16

Market For Our Securities...........................................................................            17

Selling Security Holders............................................................................            18

Plan of Distribution................................................................................            19

Description of Securities...........................................................................            21

Legal Matters.......................................................................................            22

Experts.............................................................................................            22

Index to Financial Statements.......................................................................           F-1

                               PROSPECTUS SUMMARY


OFFERING

         This prospectus relates to the potential resale by our selling shareholders of up to 900,000 shares of our common stock. These shares of common stock are underlying warrants that we previously sold in a private placement which we conducted in reliance upon an exemption from registration provided by the Securities Act of 1933.

         The shares are issuable upon exercise of these warrants at $1.00 per share through January 31, 2002.

OUR HISTORY AND OVERVIEW

         Our company, Technology Systems International, Inc., was incorporated in November 1998. We own the Safe Shopper(TM), a patent protected technology.

                             SUMMARY FINANCIAL DATA

         The following table provides summary financial information on Technology Systems International from our inception on November 23, 1998 to September 30, 1999 and December 31, 1999 and for the three month period ended December 31, 1999. The accompanying financial statements are based on the assumptions and adjustments described in the accompanying notes to the financial statements, which we believe are reasonable.

Statement of Operations data:

                                                          (AUDITED)             (UNAUDITED)            (UNAUDITED)
                                                        Nov. 23, 1998          Nov. 23, 1998         October 1, 1999
                                                             to                     to                     to
                                                     September 30, 1999      December 31, 1999      December 31, 1999
                                                     ------------------      -----------------      -----------------
Revenues                                                  $         0          $         0             $         0

Expenses
    General and administrative expenses                        69,038               74,007                   4,969

Other income
    Investment income (loss), net of expenses                  (9,387)              (8,373)                  1,014

Net (loss) and accumulated deficit                            (78,425)             (82,380)                 (3,955)

Basic and diluted (loss) per share                        $     (0.02)         $     (0.02)            $    (.0.00)

Basic and diluted weighted average
    common shares outstanding                               4,128,000            4,215,000               4,475,000

Balance Sheet Data:

ASSETS
------
                                                             (AUDITED)           (UNAUDITED)
                                                            -----------          -----------

Cash                                                       $       966          $       420
Marketable securities, at market                                16,810               17,821
Patent costs, net of amortization                               68,859               66,114
Organizational costs, net of amortization                          175                 --

TOTAL ASSETS                                               $    86,810          $    84,355

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                      $     4,819          $     6,319

Stockholders' equity
    Common stock - authorized 25,000,000 shares,                 4,475                4,475
      issued and outstanding 4,475,000 shares,
      par value $.001; Preferred stock -
      authorized 5,000,000 shares, no shares
      issued or outstanding, par value $.001
    Additional paid-in capital                                 155,941              155,941
    Deficit accumulated during the development stage           (78,425)             (82,380)

                                                                81,991               78,036

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $    86,810          $    84,355
                                                           ===========          ===========

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before investing in our common stock.


         FAILURE TO PROTECT OUR TECHNOLOGY COULD PERMIT OTHERS TO APPROPRIATE OUR TECHNOLOGY, ADVERSELY AFFECTING OUR FINANCIAL CONDITION. Although we have received patent protection on our technology, we may not be able to secure meaningful worldwide proprietary protection relevant to our business operations. We currently have patent protection in the United States on the Safe Shopper. The Safe Shopper is our only product. Even though our patent is approved, there are no unique barriers for others to emulate our methods of operations except for those barriers and limitations confronting anyone engaged in undertaking innovative activities and obtaining credibility in an emerging industry.


         WE LACK BINDING AGREEMENTS WHICH WE NEED TO DEVELOP OUR PRODUCT. In order for us to implement our business plan, we will be required to reach understandings with numerous third parties and enter into joint ventures. We have not entered into any binding agreements or joint ventures with third parties to manufacture and develop our product or to offer and sell our product. In the event we are unable to reach acceptable understandings with third parties, we may be unable to successfully engage in business operations.

         WE WILL DEPEND ON THIRD-PARTY MANUFACTURERS AND WE CURRENTLY DO NOT HAVE ANY MANUFACTURING CONTRACTS. Our product will be manufactured by third-party manufacturers pursuant to a final product formulation developed by us. We do not have any written contracts with any suppliers or manufacturers or commitments from any suppliers or manufacturers to sell our product.

         WE FACE RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE. The market in which we will compete is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands. These market characteristics are heightened by the emerging nature of the Internet. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, our ability to adapt our product to meet evolving industry standards and our ability to continually improve the performance, features and reliability of our product in response to both changing customer demands and competitive product and service offerings. Our failure to successfully adapt to such changes in a timely manner could have a material adverse effect on our business, results of operations and financial condition.


         WE DO NOT HAVE ANY REVENUE OR OPERATING PROFITS AND OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. We have incurred losses and expect to incur substantial operating losses for the immediate future. We currently have no sources of revenue, whether from product sales, license fees or research funding, and there can be no assurance that we will be able to develop such revenue sources or that our operations will become profitable, even if we are able to enter into joint venture arrangements to commercialize our product. If we do not generate revenue and operating profits, we may be forced to cease our operations.

         OUR FUTURE CAPITAL NEEDS ARE UNCERTAIN AND WE WILL NEED ADDITIONAL FINANCING. Our current capital is insufficient to fund our operations. If our warrants are not exercised we will need to raise additional funds. We may seek to satisfy our future funding requirements from numerous sources including public or private offerings of securities, arrangements with strategic partners, or debt arrangements. We may not be able to locate additional financing. If we do not secure additional financing we may be forced to cease our operations.

                                 USE OF PROCEEDS



         We will not receive any proceeds from the resale of our common stock issuable upon exercise of our warrants by the selling security holders made under this prospectus. However, we will receive the proceeds from the sale of 900,000 shares of our common stock to our warrant holders upon exercise of their warrants. These proceeds will be up to $900,000. Expenses associated with this potential offering are expected to be approximately $15,000. These expenses consist of our legal fees and printing costs. Assuming all funds from the exercise of warrants are received, our net proceeds of approximately
$885,000 will be used as follows:

                         Use                                            Amount
                          ---                                            ------
         Hiring of additional personnel                                 $300,000
         Marketing                                                       150,000
         Advertising                                                     150,000
         Working capital                                                 285,000
                                                                        --------
         TOTAL:                                                         $885,000
                                                                        ========



         There is no guarantee that all or any of the funds from the exercise of our warrants will be received.

                                 CAPITALIZATION

         The following table sets forth our capitalization at September 30, 1999 and December 31, 1999 and has been derived from financial information appearing in the financial statements included in this prospectus. The pro forma column assumes the exercise of our warrants. There is no guarantee that all or any of the funds from the exercise of our warrants will be received.

                                             September 30, 1999      December 31, 1999
                                                  (Audited)            (Unaudited)             Pro Forma
                                                  ---------            -----------             ---------
Total Debt:                                      $    4,819            $    6,319             $     6,319

Stockholders' equity:
    common stock, $.001 par value
    per share: 25,000,000 shares
    authorized; 4,475,000 shares issued
    and outstanding at December 31, 1999              4,475                 4,475                   5,375
Additional paid-in capital                          155,941               155,941               1,040,041
Deficit accumulated during development stage        (78,425)              (82,380)                 82,380

    Total stockholders' equity                       81,991                78,036                 963,036
                                                     ======                ======                 =======

Total capitalization                                 86,810                84,355                 969,355
                                                     ======                ======                 =======

         There is no guarantee that all or any of the proceeds from the exercise of our warrants will be received.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and the related notes which appear elsewhere in this prospectus.



         We have been working to develop the Safe Shopper and believe that the prototypes we have developed with the help of International Management and Consulting, Inc. can be developed into a commercially viable product. We are now focused on identifying companies and organizations in the credit card industry and related fields to form agreements and alliances. Presently we are working to structure agreements, joint ventures, licensing contracts, and strategic alliances with these companies.


         If the Safe Shopper is established in the United States, we will work to introduce and distribute it throughout the world focusing on securing international patent protection for our product.

         We were recently organized and have little operating history upon which an evaluation of management's performance and our future prospects can be made. There can be no assurances whatsoever that we will be able to successfully implement our business strategy or penetrate our markets or attain a wide following for our product, or that we will ever attain a level of profitability. In addition, we will be subject to all the risks inherent in a start-up enterprise. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and frequently encountered in the establishment of a new business in industries characterized by emerging markets and intense competition.

         We believe we can satisfy our cash requirements for the next 12 months if our warrants are exercised. If our warrants are not exercised in the near future we will need to raise additional funds to aid us in marketing the Safe Shopper so we can locate third parties to develop and produce the Safe Shopper.

         Research and development has resulted in our patented technology in the United States. We also have patents pending in the European Community, Canada and Mexico. We are not conducting any research and development at this date. We are currently focusing our attention towards locating relationships to market, license, manufacture and produce our technology. We will rely on relationships with third parties for the production and distribution of the Safe Shopper.

         We do not anticipate any purchase of plant or significant equipment during the next 12 months. We also do not anticipate any significant change in the number of our employees in the next 12 months.

                                    BUSINESS

OUR HISTORY

         Technology Systems International, Inc. was incorporated under the laws of Florida in November 1998. On December 16, 1998, we acquired the "Safe Shopper(TM)" from Belco Systems Technology Corp., an affiliated entity. Our headquarters are currently located at Two Field Court, Wrightstown, New Jersey 08562.

OPERATIONS


         Currently, our only product is the Safe Shopper. The Safe Shopper is a patented technology, which we believe will provide an accurate, safe and cost effective method for transmitting credit card and personal data over standard phone lines in consumer/merchant transactions.

         The Safe Shopper is still in the development phase, however, we have working prototypes and are in the process of commencing a full marketing campaign. As part of our marketing efforts, we are attempting to establish a joint venture with participants in the credit card or merchant banking industry through which we would license the Safe Shopper.

PRODUCTS

         The Safe Shopper is designed to provide credit card security to the consumer, merchant and credit card industry.

         The Safe Shopper is designed to either be attached to a telephone or incorporated as an internal part of the telephone itself. The Safe Shopper must be possessed by the consumer and merchant in order for it to function. The Safe Shopper operates by a standard credit card being swiped by the consumer through the credit card reader on the Safe Shopper. The information that is on the credit card will then be sent to the merchant through the same phone line on which the person is talking to the merchant. The merchant may then transmit all the information that is on the magnetic strip to the merchant bank that would then clear the credit card transaction.

         The Safe Shopper remote unit simply plugs into any standard telephone. It does not require software or any traditional modem to operate. Data is transmitted directly over telephone lines. The system will also be available with standard interfaces to enable computer links, as well as links through any forthcoming technology. There is no need for modems or point of sale terminals.


         The Safe Shopper is inexpensive, durable and easy to manufacture and mass produce. All of the parts and components are presently manufactured and readily available. This will keep production and distribution costs at a minimum.

         The consumer speaks directly with a live sales agent or an automated voice ordering system and, when prompted, swipes their card. The data from the card is read, momentarily stored, compared to previously stored data, then sent to the merchant, and ultimately, from the merchant to the appropriate clearing house for approval. The customer remains on the line with the merchant as the transaction is being processed and it only takes a few seconds.

         Every party in the transaction should benefit because the appropriate card data is transmitted only after first being verified for specific use. Merchants can ship their products quickly and payments should be expeditious.


         Our management believes that the Safe Shopper will allow the merchant to remotely capture the consumer's full credit card information, which will provide a definitive record of the transaction and thereby eliminate merchants' susceptibility to credit card charge backs and fraud which our management estimates costs merchants, banks and consumers over one billion dollars per year. Another example of the Safe Shopper's use would be that many smaller "mom and pop" merchants could do business without the barriers to entry that are sometimes found when smaller merchants attempt to set up a merchant credit card account. Finally, the Safe Shopper will allow products purchased with its technology to be shipped much quicker because the merchant will not have to wait for credit card purchases to clear the merchant bank.


PRODUCT DEVELOPMENT

         We developed prototypes of the Safe Shopper with the help of International Management and Consulting Inc. (IMCI), a company located in Asburn, Virginia. IMCI using our patent information, has developed 10 working prototypes of the Safe Shopper.

         Our Safe Shopper will be produced and developed by third parties. All production and commercial development will be done by third parties, depending on how they want to tailor the Safe Shopper technology to their specific needs. For example, the entity that we license the Safe Shopper to might want to put it into telephone, computer keyboard, or some other device, rather than making it a stand-alone unit.

         We have not entered into any agreements with third parties at the time of this prospectus. There are no current negotiations for agreements at this time. We have made, and continue to make demonstrations and presentations to pursue third party relationships. We need funding to develop a marketing plan and to employ a technical marketing firm or individual to help us develop these third party relationships.

PRODUCTION AND DISTRIBUTION

         We are currently working to structure agreements, joint ventures, licensing contracts and strategic alliances to produce and distribute our Safe Shopper. We are relying on third parties to produce and distribute our Safe Shopper. We do not have any relationships with third parties as of the date of this prospectus.

         If we are able to establish the Safe Shopper in the United States, we will work with our partners to introduce and distribute the system throughout the world. Additionally, our system may be introduced to businesses that do not presently use financial cards or other forms of magnetic stripe cards and smart cards.


OUR INTELLECTUAL PROPERTY


         We have received a patent for the Safe Shopper from the U.S. Patent Office and have also sought patent protection on an international basis. We currently have patents pending in Canada, the European community and Mexico. Our success depends in part on our ability to protect our intellectual property. Our failure or inability to protect our proprietary rights could materially adversely effect our business, financial condition, and results of operations by lessening the value of the intellectual property and possibly increasing competition.


COMPETITION

         We believe that we do not face any direct competition at this time due to the uniqueness of the Safe Shopper. This is evidenced by the U.S. patent we now hold. However, there may be other products on the market that do not use our technology, but are able to provide similar or superior credit card security and transmissions.

GOVERNMENT REGULATION

         We do not believe that our business activities are currently subject to direct regulation by any government agency; other than regulations applicable to business generally. However, it is possible that laws and regulations may be adopted in the future covering issues such as privacy. Additionally, our product will be subject to regulations that effect the credit card industry.

FACILITIES

         Our principal offices are located in approximately 500 square feet at 2 Field Court, Wrightstown, New Jersey. We occupy this property on a rent free basis from Stephen Beloyan, our president.

EMPLOYEES

         We currently employ one employee. Once we have the necessary capital to market our Safe Shopper we will hire additional employees to suit our growing needs.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings.

HOW TO GET MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 which can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC's Web site at www.sec.gov.

         Before the date of this prospectus we have been a non-reporting company. Upon effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. We intend to furnish our stockholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may chose to provide, or as we are required by law.

         We have not authorized any dealer, salesperson, or other person to provide any information or make any representations about us, except the information or representations contained in this prospectus. You should not rely on any additional information or representation.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities:

         -        except the common stock offered by this prospectus;

         - in any jurisdiction in which the offer or solicitation is not authorized;

         - in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

         - to any person to whom it is unlawful to make the offer or solicitation; or

         - to any person who is not a United States resident or who is outside the jurisdiction of the United States.

         The delivery of this prospectus or any accompanying sales does not imply that:

         - there have been no changes in our affairs after the date of this prospectus; or

         - the information contained in this prospectus is correct after the date of this prospectus.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the names, positions and ages of our executive officers and directors.

Name                                    Age                   Positions Held
----                                    ---                   --------------
Stephen A. Beloyan                      34                    Director, Secretary, President and Treasurer
Darius Oshidar                          36                    Director



         STEPHEN BELOYAN has been our director, president, treasurer and secretary since our inception. From 1989 to 1999 Mr. Beloyan has been president and treasurer of Professional Home Inspections, Inc., a Pennsylvania company which provides home inspection and testing services. Since 1997, Mr. Beloyan has been president, treasurer and sole shareholder of Beloyan Inspection Services, Inc., a New Jersey company providing home inspection and testing services. Since March 1998, Mr. Beloyan has been president, secretary and director of Belco Systems Technology Corp., the company from whom we acquired the Safe Shopper technology.



         DARIUS OSHIDAR graduated in 1985 from Suny at Stony Brook College with a bachelor of science degree in biology with a minor in telecommunications. He graduated from UNMDNJ (University of Medicine and Dentistry of New Jersey) in 1989 with a doctorate in dental medicine. From 1989 through 1992 he served in the U.S. Army Dental Corps. He also served as acting clinic chief of the Walson Army Hospital Dental Clinic and during Operation Dessert Storm as a mobilization dentist. From 1992 through 1995 Dr. Oshidar served at Fort Monmouth Army Base in New Jersey as acting clinic chief. He retired with the rank of major from the U.S. Army Dental Corps in 1995. Since 1995 he has served as president of Quality Dental Care and is its sole shareholder.

         Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. Officers are elected annually by the board of directors and their terms of office are at the discretion of the board.

EMPLOYMENT AGREEMENTS


         Mr. Beloyan currently devotes approximately 10 hours per week to our affairs. He does not receive a salary or have an employment agreement. To ensure continued contribution to our growth and development, we may enter into an employment agreement with him and employment agreements with future executive officers. We have not entered into any employment agreements as of the date of this prospectus.

EXECUTIVE COMPENSATION

         Mr. Beloyan, our sole executive officer, has not received any compensation since our inception in November 1998. Mr. Beloyan, a member of our board of directors and our executive officer does not receive any additional compensation for his services to us in his capacity as a member of our board of directors.

         Dr. Oshidar is currently our outside director. He receives no compensation.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Florida Business Corporations Act provides for indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons by these provisions, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed and the Securities Act of 1933 and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On December 16, 1998, we acquired the Safe Shopper from Belco Systems Technologies Corp. in consideration for 250,000 shares of our common stock. Stephen Beloyan is an officer, director and 50% shareholder of Belco Systems Technologies Corp. and is our officer and director and significant shareholder. Mr. Lionel Beloyan is also an officer, director and 50% shareholder of Belco Systems Technologies Corp. and one of our principal shareholders. Lionel Beloyan is the father of Stephen Beloyan.

         We occupy our executive offices from Stephen Beloyan at no cost.

                           OUR PRINCIPAL SHAREHOLDERS



         As of March 31, 2000, there were 4,475,000 shares of our common stock issued and outstanding, without giving effect to the exercise of our outstanding warrants to acquire an additional 900,000 shares of our common stock. The number of shares of common stock beneficially owned includes all securities underlying our warrants. The following table sets forth information as of March 31, 2000, with respect to the beneficial ownership of shares of common stock currently issued and outstanding by:



         - each person known to us to be the owner of more than 5% of the outstanding shares of common stock,

         -        each officer and director, and

         -        all officers and directors as a group.

         Unless otherwise indicated, the address for each individual listed is 2 Field Court, Wrightstown, New Jersey 08562.

                                                                                      Approximate Percentage
                                                 Number of Shares                      of Outstanding Shares
Name                                            Beneficially Owned                       Beneficially Owned
----                                            ------------------                       ------------------
Stephen Beloyan(1)                                    1,500,000                                   34%

Lionel Beloyan(2)                                       500,000                                   11%


Darius Oshidar                                              -0-                                   -0-


FMS Distributors, Inc.(3)                               300,000                                    7%


Raffles Toho, Inc. (4)                                  300,000                                    7%

William E. Huston                                       265,000                                    6%

William J. Huston                                       265,000                                    6%

Belco Systems Technologies Corp.(5)                     250,000                                    6%

All Officers and Directors                            1,500,000                                   34%
as a Group (2 persons)(1)


(1) Does not include an aggregate of 250,000 shares of our common stock that is owned by Belco Systems Technologies Corp., a company in which Stephen Beloyan owns approximately 50% of the issued and outstanding common stock. Mr. Stephen Beloyan is the son of Mr. Lionel Beloyan.
(2) Does not include an aggregate of 250,000 shares of our common stock that is owned by Belco Systems Technologies Corp., a company in which Lionel Beloyan owns approximately 50% of the issued and outstanding common stock. Mr. Lionel Beloyan is the father of Mr. Stephen Beloyan.

(3) The sole shareholder of FMS Distributors is Frank Dolney. The company's address is 8700 N.W. 47th Drive, Coral Springs, Florida 33067.
(4) The sole shareholder of Raffles Toho is Nick Pirgousis. The company's address is 3560 Cypress Gardens Road, Winter Haven, Florida 33884.
(5) Stephen Beloyan and Lionel Beloyan each own a 50% interest in Belco Systems Technologies Corp.

                            MARKET FOR OUR SECURITIES


         Our common stock is currently trading on the Pink Sheets. Our common stock has traded at the following prices since our inception:

                                            High              Low
                                            ----              ---


         Fourth Quarter 1998                4 1/8               4
         First Quarter 1999                 4 1/8               4
         Second Quarter 1999                4 1/8               4
         Third Quarter 1999                 4 1/8               4
         Fourth Quarter 1999                4 1/8               4


         There is no trading market for our 900,000 warrants.

         We have approximately 27 record shareholders of our common stock. Based upon the records of our transfer agent, we believe we have in excess of 27 beneficial owners of our common stock.

         We have not declared any dividends on our common stock and do not plan to do so in the future.

                            SELLING SECURITY HOLDERS


         The following table sets forth the name of each selling security holder, the number or shares of common stock underlying our warrants beneficially owned by the selling security holder as of March 31, 2000, and the number of shares being offered by each selling security holder. Since inception no selling security holder has been an officer, director or affiliates of our company, nor has any selling security holder had any material relationship with us during the period, other than as set forth below.

         The shares of common stock being offered by this prospectus are being registered to permit public secondary trading of the shares of common stock underlying the warrants. The selling security holders may offer for resale from time to time all or part of the shares that are issued upon exercise of our warrants. However, the selling security holders are under no obligation to sell all or any portion of the shares of common stock immediately under this prospectus. Because the selling security holders may sell all or a portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be held by any selling security holder upon termination of any offering made under this prospectus; accordingly, the following table assumes the exercise of the warrants exercisable at $1.00 per share of common stock and the sale of all shares of common stock underlying the warrants by the selling security holders immediately following the date of this prospectus.



                                No. of Shares            No. of Shares of           No. of Shares
                               of Common Stock             Common Stock            of Common Stock
Name of Selling              Beneficially Owned             Offered by           Beneficially Owned        Percentage Ownership
Security Holder            as of March 31, 2000           This Prospectus          After Offering             After Offering
---------------            --------------------           ---------------          --------------             --------------
William E. Huston                  265,000                     54,000                   211,000                    4%

William J. Huston                  265,000                     54,000                   211,000                    4%

Ken Bonawitz                       140,000                     54,000                   186,000                    3%

Lisa Bonawitz                       90,000                     54,000                    36,000                     *

Karl G. Rich                        60,000                     36,000                    24,000                     *

Nathaly R. Rich                     60,000                     36,000                    24,000                     *

George Brous                       210,000                     36,000                   174,000                     *

Roy D. Mittman                      60,000                     36,000                    24,000                     *

Christina A. Mittman                60,000                     36,000                    24,000                     *

Barbara Shulman                     90,000                     54,000                    36,000                     *

Bernard Shulman                    240,000                     54,000                   186,000                    3%


                                       18



                                No. of Shares            No. of Shares of           No. of Shares
                               of Common Stock             Common Stock            of Common Stock
Name of Selling              Beneficially Owned             Offered by           Beneficially Owned        Percentage Ownership
Security Holder            as of March 31, 2000           This Prospectus          After Offering             After Offering
---------------            ----------------------         ---------------          --------------             --------------


Frederick P. Sturgis                60,000                     36,000                    24,000                     *

Jacqueline Anne Cooper              60,000                     36,000                    24,000                     *

Mark Beloyan                       114,000                     90,000                    24,000                     *

Alicia Beloyan                     114,000                     90,000                    24,000                     *

Aaron Anderson                      60,000                     36,000                    24,000                     *

Gloria Barton                       90,000                     36,000                    24,000                     *

Daniel Bellet                       60,000                     36,000                    24,000                     *

Carol A. Bellet                     60,000                     36,000                    24,000                     *

Total                            2,228,000                    900,000                 1,328,000


*        represents less than 1%

In the preceding table:

         Beneficial ownership is determined in compliance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of this registration statement through the conversion or exercise of any security or other right.

         All shares of common stock we are offering in this registration statement are exercisable from warrants that our security holders originally purchased in a private placement of securities in January 1999. We conducted this private placement in reliance of the exemption from registration provided by Rule 504 of Regulation D.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold from time to time by the selling security holders, who consist of the persons named under "Selling Security Holders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling security holders may sell the shares on the Pink Sheets or otherwise, at market prices or at negotiated prices. They may sell the shares of common stock by one or a combination of the following:

         * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

         * ordinary brokerage transactions and transactions in which a broker solicits purchasers;

         *        privately negotiated transactions;

         *        short sales;

         * if a sale qualifies, in compliance with Rule 144 of the Securities Act of 1933 rather than under this prospectus; and

         *        any other method permitted by applicable law.

         From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them, and the pledgees, secured parties or persons to whom the shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling security holders under this prospectus. The number of selling security holders' shares of common stock beneficially owned by those selling security holders who transfer, pledge, donate or assign the shares will decrease when they take that action. The plan of distribution for selling security holders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling security holders under this prospectus.

         A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling security holder, including in connection with distributions of the common stock by broker-dealers. A selling security holder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock to the broker-dealers, who may then resell or otherwise transfer the shares. A selling security holder may also loan or pledge the shares of common stock to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares of common stock.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the common stock for whom broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling security holders and any broker-dealers who act in connection with the sale of the shares of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission they receive and proceeds of any sale of the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling security holder can presently estimate the amount of compensation. We know of no existing arrangements between any selling security holder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock included in this prospectus.

         We will pay substantially all of the expenses incident to the registration, offering and sale of the shares of common stock included in this prospectus to the public, which includes our legal, accounting and printing expenses. We will not pay commissions or discounts of underwriters, broker-dealers or agents, or any other costs incurred by the selling security holders.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares of common stock included in this prospectus they are required to comply with Regulation M adopted under the Exchange Act. With some exceptions, Regulation M precludes any selling security holder, any affiliated purchasers, and any broker-dealers or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made to stabilize the price of a security in connection with the distribution of that security. All of the factors may affect the marketability of the shares of our common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK



         Our authorized capital stock currently includes 25,000,000 shares of common stock, par value $.001 per share. As of March 31, 2000, there were 4,475,000 shares of common stock issued and outstanding. The holders of our common stock:


         -        have equal ratable rights to dividends;

         - are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

         - do not have preemptive subscription or conversion rights and there are no redemption or sinking fund provisions; and

         - are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         All shares of common stock now outstanding are fully paid and non-assessable. The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 51% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if the so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. Our board of directors is empowered to take all actions necessary to increase the number of shares we have authorized as necessary, and subject to appropriate financing arrangements, intends to alter our capital stock structure.

PREFERRED STOCK

         The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely effect the voting power or other rights of the holders of our common stock. In the event of issuance, our preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.

WARRANTS


         As of March 31, 2000, there were outstanding warrants to purchase 900,000 shares of our common stock exercisable at $1.00 per share. The warrants are exercisable for a period of three years beginning January 31, 1999.


TRANSFER AGENT

         Our transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

                                  LEGAL MATTERS

         Legal matters in connection with this registration statement will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our financial statements as of September 30, 1999 which are included in this prospectus have been audited by Richard M. Bogdanoff, P.A., independent certified public accountant, as indicated in his reports. These financial statements are included in this prospectus in reliance upon the authority of Richard M. Bogdanoff, P.A. as an expert in accounting and auditing.

                     TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                          AUDITED FINANCIAL STATEMENTS

                                      AND

                          INDEPENDENT AUDITOR'S REPORT

                               SEPTEMBER 30, 1999

                     TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)











                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----


Independent Auditor's Report.............................................F-1

Audited Financial Statements September 30, 1999

        Balance Sheet....................................................F-2

        Statement Of Operations And Accumulated Deficit..................F-3

        Statement Of Stockholders' Equity................................F-4

        Statement Of Cash Flows..........................................F-5

        Notes To Financial Statements....................................F-6-10




Unaudited Financial Statements for the Periods Ended December 31, 1999

        Balance Sheets...................................................F-11

        Statements of Operations and Accumulated Deficit.................F-12

        Statement of Stockholders' Equity................................F-14

        Statements of Cash Flows.........................................F-15

        Notes to Financial Statements....................................F-16-20

                           Richard M. Bogdanoff, PA.
                          Certified Public Accountant

                         INDEPENDENT AUDITOR'S REPORT



To The Board Of Directors And Stockholders of Technology Systems International, Inc.


We have audited the accompanying balance sheet of Technology Systems International, Inc. (a development stage company) as of September 30, 1999, and the related statements of operations and; accumulated deficit, stockholders' equity, and cash flows for the period from November 23, 1998 (date of inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally, accepted auditing standards. Those standards require that we plan and perform the audit obtain reasonable assurance about whether the financial statements free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fair1y, in all material respects, the financial position of Technology Systems International, Inc. as of September 30, 1999 and the results of its operations and cash flows for the period from November 23, 1998 (date of inception) to September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in Note 1 to the financial statements, the Company is in the development stages and, has incurred a net loss for the period from November 23, 1998 (date of inception) to September 30, 1999. In addition, the company has limited working capital and the Company has not entered into any marketing or licensing agreements for its acquired techno1ogy nor are there earned revenues or any assurances that the Company will be able to do so. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. Management's plans with regard to this matter are also described in Note 1 to the financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                  Richard M. Bogdanoff, PA.
Boca Raton, Florida
November 24, 1999

TECHNOLOGY SYSTEMS INTERNATiONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
SEPTEMBER 30, 1999



ASSETS

Cash and equivalents                                               $     966
Marketable securities (at market, cost $29,594)                       10,810
Patent costs, net of $7,977 amortization                              68,859
Organizational costs, net of $40 amortization                            175
                                                                  ----------
               TOTAL ASSETS                                       $   88,810
                                                                  ==========



LIABILITIES AND STOCKHOlDERS' EQUITY
Accounts payable and accrued expenses                             $    4,819
 Stockholders' equity
 Common stock - authorized 25,000,000 shares,                          4,475
  issued and outstanding 4,475,000 shares,
  par value $.O01; Preferred stock -
  authorized 5,000,000 shares, no shares
  Issued or outstanding, par value $.001
Additional paid-In capital                                           155,941
Deficit accumulated during the development stage                     (78,425)
                                                                  ----------
                                                                      81,991
                                                                  ----------

        TOTAL LiABiLITIES AND STOCKHOLDERS' EQUITY                $   86,810
                                                                  ==========


The accompanying notes are an integral part of these financial statements.


                                      F-2


TECHNOLOGY SYSTEMS INTERNATiONAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE PERIOD FROM NOVEMBER 23, 1998 (DATE OF INCEPTION)
TO SEPTEMBER 30, 1999


Revenues                                                          $        0

Expenses
 General and administrative expenses                                  69,038

Other income
 Investment (loss), net of expenses                                   (9,387)
                                                                  ----------

Net (loss) and accumulated deficit                                $  (78,425)
                                                                  ==========

Basic and diluted (loss) per common share                         $    (0.02)
                                                                  ==========

Basic and diluted weighted average common shares outstanding       4,125,000
                                                                  ==========


The accompanying notes notes are integral part of these financial statements.


TECHNOLOGY SYSTEMS INTERNATIONAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR ThE PERIOD FROM NOVEMBER 23, 1998 (DATE OF  INCEPTION)
TO SEPTEMBER 30. 1999


                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                              Additional     During The
                                                                                 Common        Paid-In      Development
                                                                      Shares      Stock        Capital         Stage
                                                                      ------      -----        -------         -----

Balance At Date Of Inception
 November 23, 1998                                                          -    $       -    $        -    $        -

Common stock purchased upon
 incorporation                                                      2,625,000        2,625             -             -

Common stock issued for patent technology
 purchased December 1998                                              250,000          250        57,541             -

Net proceeds from sale of common stock
 completed January 1999                                               600,000          600        49,400             -

Common stock issued for consulting
 services - April 1999                                               1,000,000        1,000        49,000             -

Deficit accumulated during the
 development stage                                                          -            -             -       (78,425)
                                                                  -----------    ---------    ----------    ----------
Balance at September 30, 1999                                       4,475,000    $   4,475    $   155,41    $  (78,425)
                                                                  ===========    =========    ==========    ==========



The accompanying notes am an integral part of the financial statements




TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 23, 1998 (DATE OF INCEPTION)
TO SEPTEMBER 30, 1999




CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
--------------------------------------------------
<Deficit accumulated during the development stage                                        $       (78,425)
 Adjustments to reconcile net loss to net
  cash provided (used) by operating activities:
   Amortization                                                                                    8,017
   Unrealized depreciation in value of investments                                                12,784
   Increase in accounts payable and accrued expenses                                               4,819
   Common stock issued for consulting services                                                    50,000
                                                                                         ---------------
     NET CASH (USED) BY OPERATING ACTIVITIES                                                      (2,805)
                                                                                         ---------------

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
--------------------------------------------------
 Purchase of marketable securities, net of sales                                                 (29,594)
 Organizational costs                                                                               (215)
 Capitalized patent legal fees                                                                   (19,045)
                                                                                         ---------------
     NET CASH (USED) BY INVESTING ACTIVITIES                                                     (48,854)
                                                                                         ---------------


CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
-------------------------------------------
 Net proceeds from sale of common stock                                                          52,625
                                                                                         ---------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES                                                    52,625
                                                                                         ---------------

 NET INCREASE IN CASH AND EQUIVALENTS - SEPTEMBER 30,1999                                $           966
                                                                                         ===============


SCHEDULE OF NONCASH ACTIVITES
        Common stock issued for purchase of patent technology                            $        57,791
        Common stock issued for consulting services                                               50,000
                                                                                         ---------------
                                                                                         $       107,791
                                                                                         ===============

The accompanying notes are an integral part of these financial statements.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To September 30, 1999



Note 1 - Summary Of Significant Accounting Policies
---------------------------------------------------

Business And Organization


Technology Systems International, Inc (a development stage company) (also referred to as "TSI, Inc.") is a Florida corporation incorporated on November 23, 1998 for the purpose of marketing the "Safe Shopper"[TM] technology which was acquired from an affiliated party. Management believes that this United States approved patented technology provides an accurate, safe and cost effective method for transmitting credit card end personal data over standard telephone lines in consumer/merchant transactions. The Safe Shopper[TM) is designed to either be attached to telephone or incorporated as in internal part of the telephone. This technology operates through a standard credit card being swiped through the credit card reader on the Safe Shopper[TM] which is then transmitted to the merchant on the same telephone line which the person is communicating with the merchant. The merchant can then transmit this information to the merchant's banking institution who would then clear the credit card transaction. Management believes that this technology, which allows the merchant to capture the consumer's credit information electronically, will significantly reduce merchant's susceptibility to credit card chargebacks and fraud in addition to providing smaller businesses the availability of this service without the typical barriers of entry for small businesses attempting to set up merchant credit card I accounts at various institutions.

Although organized in November 1998, the Company has only recently commenced operations. To-date, the Company has not executed any marketing or licensing agreements for its acquired technology nor are there earned revenues nor are there any assurances the Company will be able to do. Accordingly, the Company is considered in the development stage and the accompanying financial statements represent those of a development stage enterprise.

A working prototype of the Safe Shopper[TM] has been manufactured; the Company is seeking to license this technology including its production and develop a comprehensive marketing plan for this innovative product. As part of this effort, the Company seeks to establish a joint venture with participants in the credit card or merchant banking industry through which the Company would license the Safe Shopper[TM] technology to such companies. A United States patent for the "Personal Reader Technology Capture Transfer Technology" integrated into the Safe Shopper[TM) was granted on November 17, 1998 and the international patents are pending.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Exception)
  To September 30, 1999


Note 1 - Summary Of Significant Accounting Policies - Continued
---------------------------------------------------------------

Business And Organization - Continued

Although the Company has received a domestic patent on its technology addition to patents pending in certain foreign markets, there is only limited proprietary protection as to its products. Accordingly, the company may not be able to secure meaningful proprietary protection relevant to its method of business operations as there are no unique barriers for others to emulate the Company's methods of operations except for those barriers and limitations confronting anyone engaged in undertaking innovative activities and obtaining credibility in this emerging industry. In addition, there can be no assurance the Company's products can be successfully marketed, or that any or the products will be commercially accepted. Even if commercial acceptance is received, the appeal of the Company's products may be limited given the wide range of similar available products. Management has not conducted any marketing or feasibility studies or surveys relating to the marketability of the products sought to be manufactured or marketed by the Company. These conditions raise doubt, as to the entire recoverability of one's investment in the event of immediate cash needs should they arise.

Accounting Policies

The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, as discussed above, the Company is in the development stage and, therefore, has generated no revenue to-date. As reflected in the accompanying financial statements, the Company has incurred a net loss on its limited operations for the initial period beginning November 23, 1998 and ended September 30, 1999. The Company's capital requirements in connection with it's proposed operations will be significant. The Company believes that the funds raised from its completed initial private placement offering will be adequate to develop and operate the business through March 31, 1999. As such, the Company will be dependent not only on its initial working capital proceeds, but on future private and/or public financings to expand its operation, including the continuing development of its technology and the sales and marketing of its technology and product development. There can be no assurance that additional financing will be available on commercially reasonable terms. The inability to obtain additional. financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations. In addition, there are no assurances that future revenues from this technology will result.

Technology Systems International, Inc
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date of Inception)
  To September 30, 1999


Note 1 - Summary Of Significant Accounting Policies - Continued
---------------------------------------------------------------

Accounting Policies - Continued

At a meeting of the Company's Board of Directors on October 1, 1999, it was adopted that the Company's fiscal year end on September 30th.

Cash and equivalents consist primarily of cash in banks and highly liquid money market investments.

Marketable securities consist of NASDAQ traded securities which are valued at market value. These securities are summarized as follows:

          Cost of securities                   $ 29,594
          Unrealized (depreciation)              12,784)
                                               --------
                                               $ 16,810)
                                               ========


Patent costs are being amortized over a seven year period using the straight line method and amounted to $7,977 for the period from November 23, 1998 (date of inception) to September 30, 1999.

Organizational costs are being amortized over a period of sixty months using the straight line method and amounted to $40 for the period from November 23, 1998 (date of inception) to September 30, 1999.

Upon incorporation, the Board of Directors approved for the issuance of preferred stock with such designations, preferences, conversions rights, cumulative, relative, participating, optional or other rights including voting rights, qualifications, limitations or restrictions thereof to be stated and expressed in the resolution or resolutions providing for the creation and issuances of such shares to be adopted by the Board of Directors. There are presently no plans to authorize the issuance of preferred shares.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and operations for the periods. Certain estimates, which may be material, may be subject to a change in their valuation as they relate to the determination of the estimated net realizable value of certain elements of the Company's patent and the estimated amortization period of its intangible assets. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
 To September 30, 1999



Note 2 -  Operations And Basis Of Presentation
----------------------------------------------

In January 1999, the Company completed an initial private placement offering resulting in the sale of 10,000 units at $5.00 per unit with each unit consisting of sixty (60) shares of common stock and warrants to purchase ninety
(90) shares of common stock exercisable at $1.00 per share which expire three years from the date of issuance.

If a public market ever develops for the Company's securities, these securities will most likely be subject to the Penny Stock promulgated under the Securities Exchange Act of 1934. These rule generally regulate broker-dealer practices in connection with transactions in equity securities with a price of less than five dollars ($5.00) which require obtaining and providing additional disclosure information and written documentation to prospective buyers which may result in making it more difficult to market the Company's securities

Note 3 - Related Party Transactions
-----------------------------------

On December 17, 1998, the Company acquired the Safe Shopper[TM] technology from Belco Systems Technologies Corp. in consideration for 250,000 shares of common stock of the Company. The purchase price was based on the selling Company's book value of the patent on the date of sale which amounted to $57,791. Mr. Stephen Beloyan is an officer, director and 50% shareholder of Belco Systems Technologies corp. and is an officer, director and significant shareholder of the Company. Mr. Lionel Beloyan is also an officer, director and 50% shareholder of Belco Systems Technologies Corp. and is a principal shareholder of the Company.

Purchasers of the private placement offering completed in January 1999 included family members related to the Officers and Directors of the Company.

In April 1999 the Company issued 1,000,000 shares of common stock for consulting services rendered to the Company by shareholders pursuant to agreements dated March 31, 1999 which the Company valued at $.05 per share. The consulting services expired September 3O, 1999.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To September 30, 1999



Note 4 - Income Taxes
---------------------

As of September 30, 1999, the Company has a net operating loss carryforward for Federal income tax purposes amounting to approximate1y $52,800 which expires in 2014.

The components of the deferred tax asset as of September 30, 1999 is as follows:

        Benefit of net operating loss carryforwarda     $       65,600
        Less:   timing differences                             (12,800)
                valuation allowance                            (52,800)
                                                        --------------
                                                        $            -
                                                        ==============

At September 30, 1999 sufficient uncertainty exists regarding the realizability of the Company's operating loss carryforwards and, accordingly, a valuation allowance of $52,800 which relates to the net operating loss, has been established.


TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 1999
(UNAUDITED)




ASSETS

Cash                                                              $       420
Marketable securities, at market [Cost $29,594]                        17,821
Patent costs, net of $10,722 amortization                              66,114
                                                                  -----------
          TOTAL ASSETS                                            $    84,355
                                                                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                             $     6,319

Stockholders' equity                                                    4,475
 Common stock - authorized 25,000,000 shares,
  issued and outstanding 4,475,000 shares,
  par value $.001; Preferred stock -
  authorized 5,000,000 shares, no shares
  issued or outstanding, par value $.001
 Additional paid-in capital                                           155,941
 Deficit accumulated during the development stage                     (82,380)
                                                                  -----------
                                                                       78,036
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              -----------
                                                                  $    84,355
                                                                  ===========

                                       F-11


TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE PERIOD FROM NOVEMBER 23, 1998 (DATE OF INCEPTION)
TO DECEMBER 31, 1999
(UNAUDITED)



Revenues                                                          $         0

Expenses
 General and administrative expenses                                  (74,007)

Other income
 Investment (loss), net of expenses                                    (8,373)
                                                                  -----------
Net (loss) and accumulated deficit                                $   (82,380)
                                                                  ===========



Basic and diluted (loss) per common share                         $     (0.02)
                                                                  ===========

Basic and diluted weighted average common shares outstanding        4,215,000
                                                                  ===========

TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE PERIOD FROM OCTOBER 1, 1999 TO DECEMBER 31, 1999
(UNAUDITED)




Revenues                                                          $         0

Expenses
 General and administrative expenses                                   (4,969)

Other income
 Investment income, net of expenses                                     1,014
                                                                  -----------

Net (loss)                                                        $    (3,955)
                                                                  ===========



Basic and diluted (loss) per common share                         $     (0.00)
                                                                  ===========

Basic and diluted weighted average common shares outstanding        4,475,000
                                                                  ===========

TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM NOVEMBER 23, 1998 (DATE OF INCEPTION)
TO DECEMBER 31, 1999
(UNAUDITED)


                                                                                               Deficit
                                                                                             Accumulated
                                                                              Additional      During the
                                                                 Common        Paid-In       Development
                                                   Shares         Stock        Capital          Stage
                                                   ------         -----        -------          -----
Balance at Date of Inception
 November 23, 1998                                        -    $       -      $         -     $        -

Common stock purchased upon
 incorporation                                    2,625,000        2,625                -              -

Common stock issued for patent technology
 purchased December 1998                            250,000          250           57,541              -

Net proceeds from sale of common stock
 completed January 1999                             600,000          600           49,400              -

Common stock issued for consulting
 services - April 1999                            1,000,000        1,000           49,000              -

Deficit accumulated during the
 development stage                                        -            -                -        (82,380)
                                                -----------   ----------     ------------   ------------
Balance at December 31, 1999                      4,475,000    $   4,475      $   155,941     $  (82,380)
                                                ===========   ==========     ============   ============

TECHNOLOGY SYSTEMS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 23, 1998 (DATE OF INCEPTION)
TO DECEMBER 31, 1999
(UNAUDITED)


CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
--------------------------------------------------
 Deficit accumulated during the development stage                                            $     (82,380)
 Adjustments to reconcile net loss to net
  cash provided (used) by operating activities:
   Amortization                                                                                     10,937
   Unrealized depreciation in value of investments                                                  11,773
   Increase in accounts payable and accrued expenses                                                 6,319
   Common stock issued for consulting services                                                      50,000
                                                                                            --------------
        NET CASH (USED) BY OPERATING ACTIVITIES                                                     (3,351)
                                                                                            --------------

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
--------------------------------------------------
 Purchase of marketable securities, net of sales                                                   (29,594)
 Organizational costs                                                                                 (215)
 Capitalized patent legal fees                                                                     (19,045)
                                                                                            --------------
        NET CASH (USED) BY INVESTING ACTIVITIES                                                    (48,854)
                                                                                            --------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
-------------------------------------------
 Net proceeds from sale of common stock                                                             52,625
                                                                                            --------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   52,625
                                                                                            --------------

NET INCREASE IN CASH AND EQUIVALENTS - DECEMBER 31, 19999                                    $         420
                                                                                            ==============



SCHEDULE OF NONCASH ACTIVITIES
 Common stock issued for purchase of patent technology                                       $      57,791
 Common stock issued for consulting services                                                        50,000
                                                                                            --------------
                                                                                             $     107,791
                                                                                            ==============

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To December 31, 1999

Note 1   Summary Of Significant Accounting Policies
---------------------------------------------------

Business And Organization

Technology Systems International, Inc. (a development stage company) (also referred to as "TSI, Inc.") is a Florida corporation incorporated on November 23, 1998 for the purpose of marketing the "Safe Shopper"(TM) technology which was acquired from an affiliated party. Management believes that this United States approved patented technology provides an accurate, safe and cost effective method for transmitting credit card and personal data over standard telephone lines in consumer/merchant transactions. The Safe Shopper(TN) is designed to either be attached to a telephone or incorporated as in internal part of the telephone. This technology operates through a standard credit card being swiped through the credit card reader on the Safe Shopper(TM) which is then transmitted to the merchant on the same telephone line which the person is communicating with the merchant. The merchant can then transmit this information to the merchant's banking institution who would then clear the credit card transaction. Management believes that this technology, which allows the merchant to capture the consumer's credit information electronically, will significantly reduce merchant's susceptibility to credit card chargebacks and fraud in addition to providing smaller businesses the availability of this service without the typical barriers of entry for small businesses attempting to set up merchant credit card accounts at various institutions.

Although organized in November 1998, the Company has only recently commenced operations. To-date, the Company has not executed any marketing or licensing agreements for its acquired technology nor are there earned revenues nor are there any assurances the Company will be able to do so. Accordingly, the Company is considered in the development stage and the accompanying financial statements represent those of a development stage enterprise.

A working prototype of the Safe Shopper[TM] has been manufactured; the Company is seeking to license this technology including its production and develop a comprehensive marketing plan for this innovative product. As part of this effort, the Company seeks to establish a joint venture with participants in the credit card or merchant banking industry through which the Company would license the Safe Shopper(TM] technology to such companies. A United States patent for the "Personal Reader Technology Capture Transfer Technology" integrated into the Safe Shopper (TM) was granted on November 17, 1998 and the international patents are pending.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To December 31, 1999


Note 1   Summary Of Significant Accounting Policies  Continued
--------------------------------------------------------------

Business And Organization  Continued

Although the Company has received a domestic patent on its technology in addition to patents pending in certain foreign markets, there is only limited proprietary protection as to its products. Accordingly; the Company may not be able to secure meaningful proprietary protection relevant to its method of business operations as there are no unique barriers for others to emulate the Company's methods of operations except for those barriers and limitations confronting anyone engaged in undertaking innovative activities and obtaining credibility in this emerging industry. In addition, there can be no assurance the Company's products can be successfully marketed, or that any or all of the products will be commercially accepted. Even if commercial acceptance is received, the appeal of the Company's products may be limited given the wide range of similar available products. Management has not conducted any marketing or feasibility studies or surveys relating to the marketability of the products sought to be manufactured or marketed by the Company. These conditions raise doubt as to the entire recoverability of one's investment in the event of immediate cash needs should they arise.

Accounting Policies

The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, as discussed above, the Company is in the development stage and, therefore, has generated no revenue to-date. As reflected in the accompanying financial statements, the Company has incurred a net loss on its limited operations for the initial period beginning November 23, 1998 and ended December 31, 1999. The Company's capital requirements in connection with it's proposed operations will be significant. The Company believed that the funds raised from its completed initial private placement offering will be adequate to develop and operate the business through March 31, 1999. As such, the Company will be dependent not only on its initial working capital proceeds, but on future private and/or public financings to expand its operation, including the continuing development of its technology and the sales and marketing of its technology and product development. There can be no assurance that additional financing will be available on commercially reasonable terms. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations. In addition, there are no assurances that future revenues from this technology will result.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To December 31, 1999


Note 1   Summary Of Significant Accounting Policies  Continued
--------------------------------------------------------------

Accounting Policies  Continued

At a meeting of the Company's Board of Directors on October 1, 1999, it was adopted that the Company's fiscal year end on September 30th.

Cash and equivalents consist primarily of cash in banks and highly liquid money market investments.

Marketable securities consist of NASDAQ traded securities which are valued at market value. These securities are summarized as follows:

        Cost of securities                  $ 29,594
        Unrealized (depreciation)            (11,773)
                                            --------
                                            $ 17,821
                                            ========

Patent costs are being amortized over a seven year period using the straight line method and amounted to $7,977 for the period from November 23, 1998 (date of inception) to September 30, 1999.

Organizational costs amounting to $215 are expensed for the period from November 23, 1998 (date of inception) to December 31, 1999.

Upon incorporation, the Board of Directors approved for the issuance of preferred stock with such designations, preferences, conversions rights, cumulative, relative, participating, optional or other rights including voting rights, qualifications, limitations or restrictions thereof to be stated and expressed in the resolution or resolutions providing for the creation and issuances of such shares to be adopted by the Board of Directors. There are presently no plans to authorize the issuance of preferred shares.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and operations for the periods. Certain estimates, which may be material, may be subject to a change in their valuation as they relate to the determination of the estimated net realizable value of certain elements of the Company's patent and the estimated amortization period of its intangible assets. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To December 31, 1999



Note 2  Operations And Basis Of Presentation
--------------------------------------------

In January 1999, the Company completed an initial private placement offering resulting in the sale of 10,000 units at $5.00 per unit with each unit consisting of sixty (60) shares of common stock and warrants to purchase ninety
(90) shares of common stock exercisable at $1.00 per share which expire three years from the date of issuance.

If a public market ever develops for the Company's securities, these securities will most likely be subject to the Penny Stock Rules promulgated under the Securities Exchange Act of 1934. These rules generally regulate broker-dealer practices in connection with transactions in equity securities with a price of less than five dollars ($5.00) which require obtaining and providing additional disclosure information and written documentation to prospective buyers which may result in making it more difficult to market the Company's securities.


Note 3 - Related Party Transactions
-----------------------------------

On December 17, 1998, the Company acquired the Safe Shopper(TM) technology from Belco Systems Technologies Corp. in consideration for 250,000 shares of common stock of the Company. The purchase price was based on the selling Company's book value of the patent on the date of sale which amounted to $57,791. Mr. Stephen Beloyan is an officer, director and 50% shareholder of Belco Systems Technologies Corp. and is an officer, director and significant shareholder of the Company. Mr. Lionel Beloyan is also an officer, director and 50% shareholder of Belco Systems Technologies Corp. and is a principal shareholder of the Company.

Purchasers of the private placement offering completed in January 1999 included family members related to the Officers and Directors of the Company.

In April 1999 the Company issued 1,000,000 shares of common stock for consulting services rendered to the Company by shareholders pursuant to agreements dated March 31, 1999 which the Company valued at $.05 per share. The consulting services expired September 30, 1999.

Technology Systems International, Inc.
(A Development Stage Company)
Notes To Financial Statements
For The Period From November 23, 1998 (Date Of Inception)
  To December 31, 1999


Note 4  Income Taxes
--------------------

As of December 31, 1999, the Company has a net operating loss carryforward for Federal income tax purposes amounting to approximately $70,600 which expires in 2014.

The components of the deferred tax asset as of December 31, 1999 is as follows:


        Benefit of net operating loss carryforwards     $ 70,600
        Less: valuation allowance                        (70,600)
                                                       ---------
                                                              --
                                                       =========

At December 31, 1999 sufficient uncertainty exists regarding the realizability of the Company's operating loss carryforwards and, accordingly, a valuation allowance of $70,600 which relates to the net operating loss, has been established.

Note 5 - Subsequent Event
-------------------------

In December 1999 the Company has filed with the Securities And Exchange Commission for a proposed offering of 900,000 shares of the Company's common stock which will be issuable upon the exercise of warrants purchased in connection with the private placement of securities in January 1999. Approval of this offering is currently pending before the Securities And Exchange Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

         The articles of incorporation of Technology Systems International, Inc. provide indemnification of directors and officers and other corporate agents to the fullest extent permitted under the laws of Florida. The articles of incorporation also limit the personal liability of Technology Systems International, Inc.'s directors to the fullest extent permitted by the Florida Business Corporation Act contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Technology Systems International, provided said officers or directors acted in good faith.

         Insofar as indemnification or liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons by these, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered by this prospectus. We are responsible for the payment of all expenses set forth below.

      Registration fee                                                           $ 1,000.00
      Blue Sky filing fees and expense                                               500.00
      Printing and engraving expenses                                              1,000.00
      Legal fees and expenses                                                      5,000.00
      Accounting fees and expenses                                                 5,000.00
      Miscellaneous                                                                  200.00
                                                                                 ----------
      Total                                                                      $12,700.00
                                                                                 ==========

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.


         In conjunction with our formation, we issued an aggregate of 2,625,000 shares of our common stock to our founders Stephen Beloyan, Lionel Beloyan, FMS Distributers, Inc., Raffles Toho, Inc., and IMCI Technologies. We issued these shares in reliance upon the Section 4(2) of the Securities Act of 1933. Our founders all qualify as sophisticated investors as defined under the Securities Act. These individuals and entities also had access to information concerning our company.

         On December 16, 1998, we acquired the Safe Shopper from Belco Systems Technology Corp. in consideration for 250,000 shares of our common stock. We valued this transaction at $57,791. We issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The principals of Belco Systems Technology Corp., Lionel and Stephen Beloyan, had access to information concerning our company. They also qualify as sophisticated investors as defined under the Securities Act.


         On January 6, 1999, we issued an aggregate of 1,000,000 shares of common stock to Ken Bonawitz, Christine Mittman, William J. Huston, Bernard Shulman and William E. Huston in consideration of consulting services they provided to us. These shares were valued at $.05 per share. We issued these shares in reliance upon the exemption from registration provided by Rule 504 of Regulation D.

         In January 1999, we issued an aggregate of 600,000 shares of our common stock and warrants to purchase 900,000 shares of our common stock exercisable at $1.00 per share to thirteen accredited investors. We received aggregate proceeds of $50,000 from this issuance. The offering was conducted under the exemption from registration provided by Rule 504 of Regulation D.


ITEM 27.                   EXHIBITS.

Exhibit No.                Description of Exhibits

2.1                        Form of Warrant Agreement*
3.1                        Articles of Incorporation of Technology Systems International, Inc.*
3.2                        By-Laws of Technology Systems International, Inc.*
5                          Opinion of Atlas, Pearlman, Trop & Borkson, P.A.*
10                         Acquisition of Safe Shopper*
21                         Subsidiaries of the Registrant*
23.1                       Consent of Richard M. Bogdanoff, P.A., Certified Public Accountant
23.2                       Consent of Atlas, Pearlman, Trop & Borkson, P.A. is included in Exhibit 5*
27                         Financial Data Schedule
99                         U.S. Patent*

*Previously filed.


ITEM 28.          UNDERTAKINGS.

         (a)      We undertake:

                  (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any additional or changed material information with respect to the plan of distribution.

                  (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Technology

                  Systems International, Inc., we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Technology Systems International, Inc.. in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on April 26, 2000.



                                       TECHNOLOGY SYSTEMS INTERNATIONAL, INC.


                                       By:  /s/ Stephen Beloyan
                                            -------------------
                                             Stephen Beloyan, Chief
                                             Executive Officer and Director



                                INDEX TO EXHIBITS

Exhibit No.                Description of Exhibits
-----------                -----------------------

2.1                        Form of Warrant Agreement*
3.1                        Articles of Incorporation of Technology Systems International, Inc.*
3.2                        By-Laws of Technology Systems International, Inc.*
5                          Opinion of Atlas, Pearlman, Trop & Borkson, P.A.*
10                         Acquisition of Safe Shopper*
21                         Subsidiaries of the Registrant*
23.1                       Consent of Richard M. Bogdanoff, P.A., Certified Public Accountant
23.2                       Consent of Atlas, Pearlman, Trop & Borkson, P.A. is included in Exhibit 5*
27                         Financial Data Schedule
99                         U.S. Patent*


*Previously filed.